Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements (Form S-3 Nos. 333-225182, 333-205569 and Form S-8 Nos. 333-26409, 333-105264, 333-143086, 333-167338, 333-217823) of Kohl’s Corporation, of our reports dated March 22, 2019, with respect to the consolidated financial statements of Kohl’s Corporation, and the effectiveness of internal control over financial reporting of Kohl’s Corporation, included in this Annual Report (Form 10-K) of Kohl’s Corporation for the year ended February 2, 2019.

/s/ Ernst & Young LLP

Milwaukee, Wisconsin

March 22, 2019